Exhibit 99.1

INSTRUMENT OF AMENDMENT FOR

PIEDMONT NATURAL GAS COMPANY, INC.

401(k) PLAN

THIS INSTRUMENT OF AMENDMENT (this “Instrument”) is made and entered into as of the 13th day of March, 2013, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).

Statement of Purpose

The Company maintains the Piedmont Natural Gas Company, Inc. 401(k) Plan (the “Plan”). The Company desires to amend certain provisions of the Plan related to loans. In Section 9.01 of the Plan the Company has reserved the right to amend the Plan in whole or in part at any time.

NOW, THEREFORE, the Company does hereby declare that the Plan is amended to read as follows:

1. Effective as of January 1, 2013, Section 5.11 shall be amended to delete all loan provisions and rely on the recently adopted loan policy for guidance on loans, and the new Section 5.11 shall read as follows:

“Plan Loans. A Participant may borrow from his or her Account. All loans shall be distributed, administered and repaid in accordance with the loan policy for the Plan adopted by the Company on January 2, 2013 and as thereafter amended.”

2. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Kevin M. O’Hara
Name: Kevin M. O’Hara
Title: SVP – Chief Administrative Officer

“Company”

2